Exhibit 99.1

                              For Immediate Release
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Company Contacts:                            ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer        Phone: 303-421-4063
randall.marx@arcwireless.net                 Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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             ARC WIRELESS SOLUTIONS ANNOUNCES 1-FOR-50 REVERSE SPLIT

Wheat Ridge, Colorado February 9, 2007 - The Board of Directors of ARC Wireless Solutions, Inc. ("ARC")("Company") (OTCBB: ARCS) has approved a 1-for-50 reverse split of its common stock, following the authorization by the Company's shareholders at the October 31, 2006 annual meeting of shareholders. The reverse stock split will be effective on February 12, 2007 and the Company's common stock will be trading on a post-reverse split basis when the market opens on that date under the trading symbol "ARCW ".

The reverse stock split will reduce the number of outstanding shares of the Company's common stock from 154,654,229 to approximately 3,100,000. Corresponding proportional adjustments will be made to any outstanding stock options previously issued by the Company.

The purposes of the reverse split are to increase the per share trading price of ARC's common stock, thereby appealing to a broader range of investors and to provide shareholders with more useful information in making period-to-period comparisons of ARC's earnings per share.

As of the time of the reverse split, ARC's shareholders will receive one new share of common stock for every 50 shares held. While the exchange of certificates is not mandatory, registered holders will receive a letter of transmittal shortly after the effective date with instructions for the exchange of their stock certificates if they so desire. Shareholders with shares in brokerage accounts will be contacted by their brokers with information and instructions regarding the reverse split. ARC will not issue certificates for fractional shares. Shareholders at the time of the reverse split who otherwise would be entitled to fractional shares will be issued checks in lieu of fractional shares. Computershare Trust Company N.A 350 Indiana Street, Suite 800, Golden, Colorado 80401 is ARC's transfer agent and can be contacted at 303-262-0600.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi (R) and WIMAX panel antennas, mobile GPS and cellular antennas as well as base station antennas (for cellphone towers) through its Wireless Communications Solutions Division; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, is headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations.